Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 33-90820, 33-90822, 333-42685 and 333-47591 of PennFed Financial Services, Inc. on
Forms S-8, and Registration Statement No. 333-20499 of PennFed Financial Services, Inc. on Form S-3 of our report dated August 27, 2004, September 12 2005, as to the statements of cash flows and Note V (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of FASB Interpretation No. 46 and the restatement described in Note V), appearing in this Annual Report on Form 10-K of PennFed Financial Services, Inc. for the year ended June 30, 2005.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
September 12, 2005